UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): August 13, 1999

    Novex Systems International, Inc. (Formerly Stratford Acquisition Corp.)
             (Exact name of registrant as specified in its charter)

         Minnesota                   0-26112                    41-1759882
(State of Jurisdiction)            (Comission            (IRS Employer I.D. No.)
                                    File No.)

              67 Wall Street, Suite 2001, New York, New York 10005
                    (Address of Principal Executive Offices)


Registrant's telephone number (including area code):                212-825-9292

Item 1.   Changes in Control of Registrant.  None.

Item 2. Acquisition or Disposition of Assets. On August 13, 1999, the Registrant completed its acquisition of all of the assets of the Allied Composition/Por-Rok businesses ("Por-Rok") of The Sherwin-Williams Company ("Seller"). Por-Rok manufactures a well-known line of grouting and concrete patching products that are distributed throughout the United States, and are currently available in over 300 outlets that stock Por-Rok's products. The purchase price was U.S. $2.1 million.

          The Registrant manufactures and markets a line of specialty building materials and synthetic concrete reinforcement fibers. With this acquisition, the Registrant will be expanding its current product line to include well-known product brand names like Por-Rok, Dash Patch and Lev-L-Astic. Novex will continue to manufacture its concrete reinforcing fibers in its Mississauga, Ontario facility and will continue to operate the Por-Rok plant located in Clifton, New Jersey.

          The funds used to purchase the Por-Rok business were derived from a secured term loan from Dime Commercial Corp. in the amount of $890,000 which included a warrant to purchase 233,365 shares of the Registrant's common stock at the exercise price of $.25 per share for a period commencing on the issuance thereof and terminating in September, 2002. The balance of the purchase price was provided by Seller in exchange for which Registrant issued a 10% secured promissory note in the amount of $1.3 million as well as 1,000,000 shares of the Registrant's common stock.

Item 3.   Bankruptcy or Receivership.  None.

Item 4.   Changes in Registrant's Certifying Accountant.  None.

Item 5.   Other Events.  None.

Item 6.   Resignation of Registrant's Directors.  None.

Item 7.   Financial Statements and Exhibits.  None.

Item 8.   Change in Fiscal Year.  None.

Item 9.   Sales of Equity Securities Pursuant to Regulation S.  None.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               NOVEX SYSTEMS INTERNATIONAL, INC.
                                               (Registrant)



Dated:  August 20, 1999                        /s/ Daniel W. Dowe
                                               ---------------------------------
                                               Daniel W. Dowe, President
                                               67 Wall Street, Suite 2001
                                               New York, New York 10005
                                               212-825-9292